EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-34168, 333-34170, 333-96809, and 333-107679) of Saba Software Inc. of our report dated April 14, 2006, relating to the financial statements of Centra Software, Inc. and subsidiaries, which appears in the Current Report on Form 8-K/A of Saba Software Inc. dated April 17, 2006.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 14, 2006